Exhibit 10.1

June 17, 2015

Dear Frank,

I am pleased to invite you to join Red Hat, Inc. (“Red Hat” or “the Company”).

People join Red Hat for many reasons: Our technology expertise and the chance to work among the best open source developers, the reach of the Red Hat brand, our growing market opportunity. Some people just want to change the world. We pride ourselves on collaboration and openness and are guided by four values: Freedom, Courage, Commitment, Accountability. At Red Hat, you will have the freedom to do your best work and the opportunity to help fashion our future.

Compensation and Benefits

Position:	Executive Vice President, Operations and Chief Financial Officer

Reporting to:	President and CEO

Location:	Raleigh, North Carolina

Annual Base Salary:	$685,000

Executive Variable Compensation Plan Target (as a % of annual salary – prorated):	100% of Base Salary

Sign-on and Relocation Bonuses (subject to 24-month pro-rated claw back)	Sign on: $4,000,000 Relocation: $500,000 plus relocation services (packing, moving)

New Hire Equity Grant Value at Target:	$9,000,000 (target) Consisting of: $4.5M RSAs $2.25M/$4.5M Operating PSU (target/max) $2.25M/$4.5M TSR PSU (target/max)

Anticipated Ongoing Annual Grant Value Starting in FY17 (subject to annual Board approval):	$4,000,000 (target)

Other Executive Programs:	Described below

Non-compete:	1 year post-employment

Start date:	June 22, 2015

Offer expires if not executed and returned by:	June 17, 2015, 12:00 p.m. (noon) Eastern Time

Participation in Senior Management Severance Plan and Senior Management Change in Control Severance Policy	For the Senior Management Severance Plan, the lump sum payment pursuant to IV.A.1. shall be at 2.0x Base Salary (as defined in that Plan)

Your salary will be paid according to the customary Company pay procedures, which may be modified from time to time. Salaries are currently paid twice a month. In addition, you will be eligible to participate in Red Hat’s Executive Variable Compensation Plan and our other regular benefit plans, as they may change from time to time. Here’s what Red Hat currently offers:

•	Comprehensive major medical/dental/vision insurance plan

•	Flexible benefits plan for payment of medical and/or dependent care expenses

•	Life Insurance

•	401(k)

•	Short and Long Term Disability

•	Educational Reimbursement

You will be eligible to participate in these and other benefit programs, including those identified in the table above, subject to the terms and conditions established by the Company, as the same may change from time to time. Additional information on the programs, like details on benefits and eligibility requirements, will be made available to you in the summary plan descriptions. The Company has the right to change or modify the items listed above in the compensation and benefits section.

The number of shares of Red Hat common stock subject to the equity incentive awards referenced above will be determined by dividing the target grant value by the closing price of Red Hat common stock on the grant pricing date in accordance with the Company’s normal practice. Performance stock units are awarded for a target number of shares and can pay out at up to 200% of target based on the Company’s performance on the applicable performance metrics. These awards and any future equity awards are subject to the terms and conditions of the Company’s 2004 Long-Term Incentive Plan, 2011 Performance Compensation Plan and grant plan and guidelines, as the same may be amended from time to time, (the “Administration Documents”). New hire equity awards are issued on the next applicable grant date following the date of hire, in accordance with the Administration Documents.

Section 5 of the Senior Management Change in Control Severance Policy entitled “Additional Payment” shall not be applicable to you and is deleted in its entirety, and in lieu of that provision, you will be entitled to the benefits set forth in Appendix A to this letter.

Your participation in the Senior Management Severance Plan is subject to your execution of a restrictive covenants agreement, substantially in the form set forth in the Executive Agreement accompanying this Offer Letter.

Terms and Conditions of Employment

Your start date as a Red Hat employee will be June 22, 2015. You will assume your responsibilities as Executive Vice President, Operations and Chief Financial Officer on Monday, July 13, 2015.

By accepting this offer of employment, you warrant to the Company that you are available to render these services. It is a specific condition of this offer that you have no restrictions or prohibitions that would prevent you from working in this capacity. For example, you represent and warrant that you are not subject to any agreements with previous employers that conflict with your obligations to Red Hat. Your signature on this document assures your agreement and promise to abide by all Red Hat corporate policies and procedures, as they may be amended from time to time. The policies and procedures can be found on the Company’s intranet.

Your employment and terms and conditions of employment will be terminable at will, which means, among other things, that either you or the Company can end your employment at any time and for any or no reason and with or without notice.

With respect to our external board service policy, we agree to an exception to the public company board numerical limit to permit (i) your continued service as a board member (not employee or executive) of Adobe Systems and Nimble Storage and (ii) your service on any additional public company boards, subject to the approval of the CEO. We are also comfortable with the position that the compensation you receive from Adobe and Nimble for such service, as disclosed in their most recent respective proxy statements, is de minimis under that policy relative to the compensation you would receive from Red Hat.

This offer of employment is subject to approval by the Board of Directors and the Compensation Committee and completion of a background check satisfactory to the Company.

You’ll need to sign and return the following documents to me:

•	This signed offer letter; all pages

•	Bonus Agreement

•	Personal Data Form

•	Insider Trading Policy

•	Code of Business Conduct & Ethics

•	Indemnification Agreement

The Company collects and uses employee personal information (including sensitive data such as medical data) to administer human resource and benefits programs, to aid in compliance with government and regulatory compliance activities and for other business purposes that require the transfer of personal information with subsidiaries and third party business partners.

The personal information that is collected and used by the Company may also need to be shared with other companies within the Company’s group of companies or with third party service providers (including, but not limited to, payroll administrators and benefits providers) in the United States and other countries. The Company will, of course, take reasonable measures to keep your personal information private, confidential, and accurate. You can get more details about access and use of your personal information, and request to correct or update that information, by contacting the People team.

By signing this letter, you explicitly acknowledge that you have been given notice that your personal information may be collected and used in the manner described above and that you agree to such collection and use.

Red Hat began as a better way to build software – using openness, transparency, and collaboration – and has shifted the balance of power in an entire industry. A key part of our mission is to be a catalyst in communities of customers, partners and contributors, making better technology the open source way. We offer you something important and worthwhile: a chance to do meaningful work, to be a part of technology history, and along the way build a great, lasting company.

Ready?

We look forward to hearing back from you.

Sincerely,

/s/ DeLisa Alexander

DeLisa Alexander

Executive Vice President and

Chief People Officer

Agreed to and accepted: /s/Frank A. Calderoni

Date: June 21, 2015

APPENDIX A

If payments under Section 4 of the CIC Severance Policy entitled “Computation of Severance Benefit” to you (“Covered Benefits”) or through other compensatory plans or arrangements (collectively with Covered Benefits, “Parachute Compensation”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Benefits under the CIC Severance Policy shall be either (a) provided to you in full, or (b) provided to you as to such lesser extent that would result in the least portion of such Parachute Compensation being subject to the Excise Tax, whichever of the foregoing approaches, when taking into account applicable Federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, appears reasonably likely to result in your receipt, on an after-tax basis, of the greatest amount of Parachute Compensation, notwithstanding that all or some portion of such Parachute Compensation may be taxable under the Excise Tax.

The independent, certified public accounting firm serving as the Company’s independent auditor immediately prior to an event covered by Section 4999, or such other independent, certified public accounting firm, or a nationally recognized compensation consulting firm, as may be appropriate, selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”), as constituted immediately prior to the event covered by Section 4999, will determine whether and to what extent payments under the CIC Severance Policy are required to be reduced in accordance with the preceding sentence. For purposes of the foregoing, any reduction or elimination of amounts and benefits contemplated herein shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. The term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable “parachute payment”. For example, in the case of an equity grant that is treated as contingent on the change in control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).